Exhibit 99.1

NEWS RELEASE

April 20, 2007

Union Bankshares Reports 15.8% Increase in First Quarter Earnings Per Share

Ellsworth, Maine – Union Bankshares, Inc., (the “Company”) (UNBH.OB), the parent company of Union Trust Company (the “Bank”), today announced net income for the three months ended March 31, 2007 of $932,000, representing an increase of $98,000, or 11.7%, compared to $834,000 for the three months ended March 31, 2006. Earnings per share for the three months ended March 31, 2007 were $0.88, an increase of 15.8%, compared to $0.76 per share for the same three month period last year.

Net interest income on a tax equivalent basis for the three months ended March 31, 2007 was $3.8 million, a decrease of $127,000, or 3.2%, from the first quarter of 2006. The Company’s net interest margin for the first quarter was 3.00%, a decrease of 18 basis points from the first quarter of 2006. The Company’s continued ability to generate loan growth has served to partially offset the effects of a declining net interest margin as average outstanding loans increased approximately $14.3 million, or 4.0%, over the same period one year ago.

The Company recorded a provision for loan losses of $15,000 and $0 for the quarters ended March 31, 2007 and 2006, respectively. The allowance for loan losses was $4.2 million, or 1.11% of total loans at March 31, 2007 compared to $4.3 million or 1.18% of total loans at March 31, 2006.

Non-interest income amounted to $1.6 million for the first quarter of 2007, an increase of $209,000, or 15.2%, compared to the first quarter of 2006. Loan fees increased $76,000, or 50.6%, due primarily to higher levels of loan origination fees and increased gains on the sale of loans. Financial service fees and commissions increased $47,000, or 7.6%, due to continued increases in new business volume and growth in managed assets. Bankcard fees increased $5,600, or 7.3%, resulting from increased debit card interchange revenue. Other income also increased $71,000 compared to the same period in 2006, primarily due to higher levels of mortgage banking income.

Non-interest expense was $4.0 million for the first quarter of 2007 compared to $4.0 million in 2006, representing a decrease of $81,000, or 2.0%. The decrease was due to a reduction of salary and employee benefits expense resulting from lower levels of employee incentives and reduced staffing levels. In addition, advertising costs decreased by $45,000 due primarily to higher costs incurred during 2006 in connection with the Bank’s new branding efforts and related marketing campaigns.

The Company’s total assets amounted to $553.5 million at March 31, 2007, an increase of $5.6 million, or 1%, over March 31, 2006. The increase in total assets is primarily attributable to continued growth of the Bank’s loan portfolio, with total loans increasing $12.0 million, or 3.3%, from one year ago. Specifically, the Company’s commercial real estate portfolio continued to expand, increasing by $14.0 million, or 20.1%, from 2006. Commercial and industrial loans also experienced growth with outstanding balances increasing $1.4 million, or 5.2%, over the same period one year ago. Investment securities totaled $140.5 million at March 31, 2007, a decrease of $8.4 million, or 5.6%, compared with the first quarter of 2006, as cash flows from maturing investments were used to fund growth in the loan portfolio.

Total deposits increased $32.4 million, or 10.2%, to $349.6 million at March 31, 2007, compared to March 31, 2006. Borrowings from the Federal Home Loan Bank, combined with repurchase agreements and junior subordinated debt securities, decreased $29.5 million, or 16.1%.

Shareholders’ equity at March 31, 2007 totaled $42.5 million, or 7.7% of total assets, and the Company continued to exceed regulatory requirements for well capitalized institutions.

Forward Looking Statements

This release contains “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

•	The Company’s loan portfolio includes loans with a higher risk of loss.

•	If the Company’s allowance for loan losses is not sufficient to cover actual loan losses, earnings could decrease.

•	Changes in interest rates could adversely affect the Company’s results of operations and financial condition.

•	The local economy may affect future growth possibilities.

•	The Company depends on its executive officers and key personnel to continue the implementation of its long-term business strategy and could be harmed by the loss of their services.

•	The Company operates in a highly regulated environment, and changes in laws and regulations to which it is subject may adversely affect its results of operations.

•	Competition in the Bank’s primary market area may reduce its ability to attract and retain deposits and originate loans.

•

If the Company fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report financial results or prevent fraud, and, as a result, investors and depositors could lose confidence in the Company’s financial reporting, which could adversely affect its business, the trading price of its stock and its ability to attract additional deposits.

•

The Company’s Certificate of Incorporation and bylaws may prevent a transaction you may favor or limit growth opportunities, which could cause the market price of the Company’s common stock to decline.

•	The Company may not be able to pay dividends in the future in accordance with past practice.

This list of important factors is not exclusive. Any or all of our forward-looking statements in this report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From thirteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Jonesport. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 150 people, Union Trust has a documented record of consistent earnings growth. Union Trust can be found on the Internet at www.uniontrust.com.

Contact:

Union Bankshares Company

Peter A. Blyberg, (207) 667-2504 x240

President & Chief Executive Officer

pblyberg@uniontrust.com

or

Timothy R. Maynard, (207) 667-2504 x344

Senior Vice President & Chief Financial Officer

tmaynard@uniontrust.com

Union Bankshares Company

Summary Financial Information

(dollars in thousands except per share data)

Consolidated Balance Sheets (unaudited)
For the period ended March 31,
	2007	2006
Assets
Cash and due from banks	$9,506	$11,061
Investment securities	140,452	148,806
Loans	375,609	363,595
Less: allowance for loan losses	4,187	4,283
Net loans	371,422	359,312
Premises, furniture and equipment, net	8,715	6,412
Other assets	23,402	22,348

Total assets	$553,497	$547,939

Liabilities
Deposits	$349,553	$317,202
Advances from Federal Home Loan Bank	124,891	162,424
Junior subordinated debt securities	8,248	8,248
Other borrowed funds	21,004	12,991
Other liabilities	7,262	6,647

Total liabilities	510,958	507,512

Total shareholders’ equity	42,539	40,427

Total liabilities and shareholders’ equity	$553,497	$547,939

Consolidated Statements of Income (unaudited)
	Three Months Ended March 31,
	2007	2006
Interest and dividend income	$7,702	$6,934
Interest expense	4,072	3,160

Net interest income	3,630	3,774

Provision for loan losses	15	—

Net interest income after recovery	3,615	3,774

Non-interest income	1,587	1,378
Non-interest expense	3,964	4,045

Income before income taxes	1,238	1,107

Income taxes	306	273

Net income	$932	$834

Return on average equity	9.00%	8.18%
Return on average assets	0.68%	0.62%
Efficiency ratio	73.32%	76.15%
Book value per share, period end	$39.95	$37.06
Earnings per share	$0.88	$0.76
Dividends per share	$0.43	$0.40
Weighted average shares	1,064,155	1,096,208